Exhibit 1.4

Number: BC0255438
CERTIFICATE
OF
CHANGE OF NAME
BUSINESS CORPORATIONS ACT
I Hereby Certify that REG TECHNOLOGIES INC. changed its name to GRAPH BLOCKCHAIN INC. on November 6, 2018 at 02:52 PM Pacific Time.
Issued under my hand at Victoria, British Columbia
On November 6, 2018
CAROL PREST
Registrar of Companies
Province of British Columbia
Canada
ELECTRONIC CERTIFICATE